Exhibit 99.1

Moderna Announces Pricing of Public Offering of Shares of Common Stock

CAMBRIDGE, Mass., February 11, 2020 — Moderna, Inc. (Nasdaq: MRNA), a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced the pricing of an underwritten public offering of 26,315,790 shares of common stock at a public offering price of $19.00 per share, before underwriting discounts and commissions. In addition, Moderna has granted the underwriters a 30-day option to purchase up to an additional 3,947,368 shares of common stock at the public offering price, less underwriting discounts and commissions. All shares of common stock are being offered by Moderna. Gross proceeds from the offering will be approximately $500 million. The offering is expected to close on or about February 14, 2020, subject to the satisfaction of customary closing conditions.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. Piper Sandler & Co. and Barclays Capital Inc. are acting as book-running managers, while Needham & Company, Oddo BHF SCA, Oppenheimer & Co. Inc., Chardan and Roth Capital Partners are acting as co-managers for the offering.

A registration statement on Form S-3 (File No. 333-236348) relating to these securities has been previously filed with the Securities and Exchange Commission (SEC) and has become effective. The offering will be made only by means of a prospectus. A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and forms a part of the effective registration statement. A copy of the final prospectus supplement relating to the offering will be filed with the SEC and may be obtained, when available, from Goldman Sachs & Co. LLC by mail at Attn: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by fax at (212) 902-9316, or by email at prospectus-ny@ny.email.gs.com, or from Morgan Stanley & Co. LLC, by mail at Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that have a therapeutic or preventive benefit with the potential to address a broad spectrum of diseases. Moderna’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing the Company the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune and inflammatory diseases, independently and with strategic collaborators. Moderna has 24 mRNA development candidates in its portfolio across all modalities, with 12 in clinical studies. Four of these programs are in or preparing for Phase 2 studies and the Company is preparing for its first Phase 3 study.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca, Plc. (Nasdaq: AZN) and Merck, Inc. (Nasdaq: MRK), as well as the Defense

Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense and the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been named a top biopharmaceutical employer by Science for the past five years.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Moderna’s anticipated public offering; future expectations, plans and prospects for Moderna and the timing of these events; and Moderna’s strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Moderna’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), the prospectus supplement related to the public offering and other filings that Moderna has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Moderna’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Moderna explicitly disclaims any obligation to update any forward-looking statements.

Moderna Contacts:

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com